US CONCRETE

For Immediate Release

U.S. Concrete Adds to its New York Presence with Acquisition of Diamond Concrete on Staten Island

EULESS, Texas, December 12, 2014 – U.S. Concrete, Inc. (NASDAQ:USCR) announced today that it has acquired the ready-mixed concrete assets and property of Diamond Concrete, Inc. on Staten Island, N.Y. This acquisition expands U.S. Concrete's footprint to the eastern side of Staten Island, allowing U.S. Concrete to more efficiently provide concrete to the increasing number of commercial and residential construction projects on Staten Island planned for the coming years. The acquisition includes one ready-mixed concrete facility and related real estate, along with 24 ready-mixed concrete trucks.

"We are committed to growing our footprint through bolt-on acquisitions to better deliver high quality concrete with the highest level of customer service. Adding this site displays our commitment to increasing our ability to better serve the greater New York City construction market," said U.S. Concrete President and Chief Executive Officer, William J. Sandbrook.

About U.S. Concrete
U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. The Company has 120 standard ready-mixed concrete plants, 16 volumetric ready-mixed concrete facilities, and 10 producing aggregates facilities. During 2013, U.S. Concrete produced approximately 5.2 million cubic yards of ready-mixed concrete and approximately 3.6 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the stability of the business; ready-mix backlog; ability to maintain our cost structure; ability to maximize liquidity, monitor fixed costs, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters:

general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q. # # # Company Contact: Matt Brown, SVP & CFO U.S. Concrete, Inc. 817-835-4105